CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 30, 2013, relating to the financial statements and financial highlights of Hundredfold Select Alternative Fund and Hundredfold Select Equity Fund, each a series of Northern Lights Fund Trust II, as of August 31, 2013, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd. Cleveland, Ohio

December 26, 2013

COHEN FUND AUDIT SERVICES, LTD. |  CLEVELAND   |  COLUMBUS |  MILWAUKEE |  216.649.1700

Registered with the Public Company Accounting Oversight Board.

cohenfund.com